Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 50,000,000 common shares of Walmart Inc. for the Walmart Inc. Stock Incentive Plan of 2015 of our reports dated March 30, 2018, with respect to the consolidated financial statements of Walmart Inc. and the effectiveness of internal control over financial reporting of Walmart Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Rogers, Arkansas
November 30, 2018